                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                     SIMMONS FIRST NATIONAL CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                           CLASS A, COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                828730 200
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement /x/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1  of  5  Pages
                                  ---    ---

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CUSIP No. 828730 200                  13G                 Page  2  of  5  Pages
          ----------                                           ---    ---

- -------------------------------------------------------------------------------
 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          SIFE Trust Fund
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

          California
- -------------------------------------------------------------------------------
     Number of                (5) Sole Voting Power

      Shares                      204,000
                             --------------------------------------------------
   Beneficially               (6) Shared Voting Power

     Owned By
                             --------------------------------------------------
      Each                    (7) Sole Dispositive Power

    Reporting                     204,000
                             --------------------------------------------------
      Person                  (8) Shared Dispositive Power

       With
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

           204,000
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

           5.55% (See Attachment 13a)
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
           IV
- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                          Page  3  of  5  Pages
                                                               ---    ---

                             Attachment 13a
                             --------------

         Percentage ownership is calculated based on the number of shares of Class A Common Stock outstanding as reported in Simmons First National Corp.'s quarterly report on Form 10-Q for the quarter ended September 30, 1994.


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                                                          Page  4  of  5  Pages
                                                               ---    ---

                               SCHEDULE 13G

                      RELATING TO THE COMMON STOCK OF
                    SIMMONS FIRST NATIONAL CORPORATION



ITEM 1(A).  NAME OF ISSUER

      Simmons First National Corporation.
- -------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

      501 Main Street, Pine Bluff, Arkansas 71601.
- -------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING

      SIFE Trust Fund, a California trust organized under the laws of the
      State of California.
- -------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

      490 North Wiget Lane, Walnut Creek, California 94598.
- -------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP

      United States
- -------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES

      Class A Common Stock.
- -------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER

      828730 200
- -------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) /x/ SIFE Trust Fund is filing this Schedule 13G as an Investment Company registered under Section 8 of the Investment Company Act of 1940, as amended.

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  5  of  5  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

     If the percent of the class owned, as of December 31, 1994 exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a) Amount Beneficially Owned:

        204,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        5.55%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                   204,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

                   204,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable
- -------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable
- -------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable
- -------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above (i) were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and
(ii) were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January ____,1995

                                                SIFE TRUST FUND

                                                By:/s/ SAM A. MARCHESE
                                                   Sam A. Marchese,
                                                   Executive Vice-President